Exhibit 10.1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of May 3, 2024 between Uniti Group Inc., a Maryland corporation (“Uniti”), Elliott Investment Management L.P., a Delaware limited partnership (“Elliott Management”), Elliott Associates, L.P., a Delaware limited partnership (“EALP”), Elliott International, L.P., a Cayman Islands limited partnership (together with EALP and Elliott Management, “Elliott”) and DEVONIAN II ICAV, an Irish collective asset-management vehicle constituted as an umbrella fund with variable capital and segregated liability between sub-funds, authorized by the Central Bank of Ireland pursuant to the Irish Collective Asset-management Vehicles Act 2015 (as amended), acting solely for and on behalf of its sub-fund Devonian II-Sub-Fund I (together with EALP, the “Stockholders” and each a “Stockholder”).

WHEREAS, as an inducement to Uniti’s willingness to enter into that certain Agreement and Plan of Merger dated as of May 3, 2024 (the “Merger Agreement”) by and between Uniti and Windstream Holdings II, LLC, a Delaware limited liability company (“Windstream”), Uniti has requested the Stockholders and Elliott, and the Stockholders and Elliott have agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.0001 per share, of Uniti (“Uniti Common Stock”) that Elliott, each Stockholder or any of their respective controlled Affiliates (as defined below) beneficially owns as of the date hereof or may acquire on or after the date hereof until the Expiration Date (the “Shares”). Any capitalized term that is used, but not defined, herein shall have the meaning ascribed to such term in the Merger Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Article 1
Grant of Proxy; Voting Agreement

Section 1.01. Voting Agreement. At the Uniti Stockholder Meeting and at any other meeting of the stockholders of Uniti, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of Uniti prior to the Expiration Time, each Stockholder (in such Stockholder’s capacity as such) hereby irrevocably and unconditionally agrees to, with respect to the Shares that such Stockholder is entitled to vote or consent thereon, (i) appear at each such meeting or otherwise cause all such Shares to be counted as present thereat for purposes of determining a quorum and (ii) vote (or cause to be voted), in person or by proxy, all such Shares (x) in favor of (A) the adoption of the Merger Agreement and the other Transaction Agreements and the approval of the Merger and the other Transactions, (B) the Uniti Organizational Document Amendment, (C) the Uniti Delaware Conversion and (D) any stockholder authorization action reasonably requested by Uniti in furtherance of the foregoing, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the stockholders of Uniti at which any of the foregoing matters are submitted for consideration and vote of the stockholders of Uniti to a later date if there is not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters and (y) against any action or agreement that would reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect the consummation of the Transactions in any material respect. Except as set forth in this Section 1.01, nothing in this Agreement shall restrict any Stockholder from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of Uniti. In addition, nothing in this Agreement shall limit the right of any Stockholder to vote any such Shares in connection with the election of directors.

Section 1.02. Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. Solely in the event of a failure by the applicable Stockholder to act in accordance with such Stockholder’s obligations as to voting pursuant to Section 1.01 and without in any way limiting any Stockholder’s right to vote the Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, each Stockholder grants a proxy appointing Uniti as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above. The proxy granted by Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Uniti entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall be automatically revoked, without any action by such Stockholder, upon termination of this Agreement in accordance with its terms.

Article 2
Representations and Warranties of Stockholders

Each Stockholder and Elliott represents and warrants, severally (and not jointly) solely with respect to such Stockholder or Elliott, as applicable, to Uniti that:

Section 2.01. Corporate Authorization. (a) Such Stockholder and Elliott are duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated, organized or constituted, (b) such Stockholder and Elliott have the legal capacity and have all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and (c) this Agreement has been duly executed and delivered by such Stockholder, and Elliott, assuming that this Agreement has been duly authorized, executed and delivered by Uniti, this Agreement constitutes a legally valid and binding obligation of such Stockholder and Elliott, enforceable against such Stockholder and Elliott in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditor’s rights, or by principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity the “Enforceability Exceptions”).

Section 2.02. Non-Contravention. The execution and delivery of this Agreement by such Stockholder and Elliott does not, and the performance by such Stockholder and Elliott of their respective obligations hereunder will not, (i) result in any violation of any

Applicable Law, (ii) violate any provision of the organizational documents of Stockholder or Elliott, (iii) require any consent that has not been given or other action (including notice or payment) that has not been taken by any Person (including under any provision of any contract binding upon such Stockholder, Elliott or the Shares) or (iv) result in the imposition of any Lien upon the Shares, other than any Lien that would not adversely affect the ability of such Stockholder to perform fully its obligations hereunder with respect to the applicable Shares.

Section 2.03. Ownership of Shares. Except as otherwise permitted in connection with Permitted Transfers (as provided below), such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 or Rule 13d-5 under the 1933 Act) of the Shares set forth opposite such Stockholder’s name on the signature page hereto, free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), other than Permitted Encumbrances and generally applicable transfer restrictions under the 1933 Act. None of the Shares are subject to any voting trusts, stockholder agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of such shares, except as provided hereunder.

Section 2.04. Total Shares. Except for the Shares set forth on the signature page hereto, which are owned by such Stockholder, none of the Stockholders, Elliott or any of their respective controlled Affiliates Beneficially Owns (as defined below), or is entitled to vote on any matter on which holders of shares of Uniti Common Stock may vote, any (i) shares of Uniti Common Stock, (ii) shares of any other class of common, preferred or capital stock of Uniti, (iii) any options, warrants, rights, units or securities of Uniti or any of its Affiliates convertible or exercisable into or exchangeable for (whether presently convertible, exchangeable or exercisable or not) common, preferred or capital stock of Uniti or (iv) derivative securities (as defined under Rule 16a-1 under the 1934 Act) of Uniti that increase in value as the value of any securities of Uniti described in clauses (i) – (iii) above increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (A) such interest conveys any voting rights in such security, (B) such interest is required to be, or is capable of being, settled through delivery of such security or cash or (C) other transactions hedge the economic effect of such interest. Whenever used in this Agreement, “Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with, such Person, excluding, in respect of Elliott or any Stockholder, any portfolio operating company (as such term is understood in the private equity industry). The term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; provided, that in no event shall Windstream, New Windstream LLC or New Uniti (collectively, the “Windstream Group”) or any of their respective Subsidiaries, or any of the Windstream Group’s other controlled Affiliates (in each case after giving effect to the Transactions) be deemed to be Affiliates of Elliott or any Stockholder or any of their respective Affiliates for purposes of this Agreement. For the avoidance of doubt, with respect to any Elliott, any fund, account or investment vehicle will be deemed an Affiliate of such

Elliott if under common “control” as defined in the immediately preceding sentence. As used in this Section 2.04, “Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation).

Section 2.05. Acknowledgment of Agreement. Such Stockholder has read the Merger Agreement and this Agreement, has had the opportunity to consult with its tax and legal advisors and fully understand all of the provisions of the Merger Agreement and this Agreement.

Article 3
Representations and Warranties of Uniti

Uniti represents and warrants to Elliott and Stockholders:

Section 3.01. Corporation Authorization. (a) Uniti is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated, (b) Uniti has the legal capacity and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and (c) this Agreement has been duly executed and delivered by Uniti and, assuming that this Agreement has been duly authorized, executed and delivered by Elliott and Stockholders, this Agreement constitutes a legally valid and binding obligation of Uniti, enforceable against Uniti in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).

Article 4
Covenants of Stockholder

Each Stockholder hereby covenants and agrees that:

Section 4.01. No Proxies for Shares. Except pursuant to this Agreement, such Stockholder shall not, without the prior written consent of Uniti, prior to the Expiration Time, directly or indirectly, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares during the term of this Agreement.

Section 4.02. Appraisal Rights. Each Stockholder hereby waives, and agrees not to exercise, any right to dissent or appraisal or any similar provision under Applicable Law (including pursuant to the DGCL or the MGCL) in connection with the Transactions.

Section 4.03. No Transfer of Shares. Until the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article 11 thereof, (c) the mutual written consent of the parties hereto and (d) an Adverse Recommendation Change (the “Expiration Time”), each Stockholder and Elliott agree not to, directly or indirectly, sell, dispose, assign, transfer, charge, donate, grant any lien in (other than Liens (x) arising under or imposed by Applicable Law or pursuant to this Agreement, the Merger Agreement (or the transaction contemplated by the Merger Agreement) or any Permitted Transfer or (y) that are not material to the Stockholder’s performance of its respective obligations under this Agreement or the other Transaction Documents ((x) and (y), together, the “Permitted Encumbrances”)), exchange, pledge, encumber, hypothecate, or otherwise transfer or attempt to transfer all or any portion of the Shares or any participation, right or interest therein (whether by merger, consolidation or otherwise by operation of law), in each case whether directly or indirectly (including through the transfer of any Shares in any direct or indirect holding company holding Shares or through the issuance and redemption by any such holding company of its Shares, and through deposit into a voting trust or entry into a voting agreement or arrangement with respect to any such Shares or grant of any proxy or power of attorney with respect thereto that is inconsistent with this Agreement), or enter into any offer, agreement, contract or commitment to do any of the foregoing, and regardless of whether any of the foregoing is effected, with or without consideration, voluntarily or involuntarily, and by operation of law or otherwise (any of the foregoing, a “Transfer”), or cause or permit the Transfer of any Shares, other than (i) with the prior written consent of Uniti or (ii) Transfers between the Stockholders or their or Elliott’s controlled Affiliates (so long as, for the avoidance of doubt, such Transfers do not reduce the aggregate beneficial ownership of the Stockholders, including any transferee who becomes a Stockholder pursuant to Section 4.04), provided, that in each case, the transferee shall, and such Stockholder (or Elliott) shall cause such transferee (other than in the case of a customary securities lending arrangement as contemplated below) to, at the time of and as a condition to such Transfer, execute and deliver to Uniti a counterpart to this Agreement in the form attached hereto as Exhibit A providing that such transferee shall agree to be bound as a Stockholder under this Agreement (provided that the transferor shall continue to be liable for any failure of the transferee to comply with any provision of this Agreement) (each such exception, a “Permitted Transfer”). The foregoing restrictions on Transfers of Shares shall not prohibit any such Transfers by any Stockholder pursuant to, and in accordance with the express terms of, the Merger Agreement. Any Transfer or attempted Transfer of any Shares in violation of this Section 4.03 shall be null and void and of no effect whatsoever. For the avoidance of doubt, the fact that a Stockholder’s Shares may be loaned by such Stockholder as part of customary securities lending arrangements shall constitute a Permitted Transfer and actions taken in connection therewith shall constitute a Permitted Encumbrance, so long as such Stockholder is entitled to (and does) vote any such loaned Shares at any stockholder meeting of Uniti held prior to the Expiration Date (including by recalling such loaned Shares prior to the record date for such meeting as necessary, following which record date the Stockholder may again loan any or all of such Stockholder’s Shares as part of customary securities lending arrangements) in accordance with this Agreement; provided that the Shares are released from any such lending arrangements prior to or as of Closing and are held by a Stockholder or Elliott or a permitted transferee thereof referred to in the immediately preceding sentence. Uniti hereby agrees to use reasonable best efforts to provide Elliott with advance notice of the record date for any stockholder meeting of Uniti held before the Expiration Date. Uniti shall notify Elliott upon each commencement of a “broker search” in accordance with Rule 14a-13 of the Exchange Act, and any updates thereto. For the avoidance of doubt, “Shares” shall exclude any cash-settled swap instruments that do not confer a right to control or direct the voting of the underlying shares of Uniti Common Stock.

Section 4.04. Joinder. Elliott irrevocably agrees to cause any of its controlled Affiliates that acquires any Uniti Common Stock or other voting securities of Uniti on or after the date hereof to execute and deliver a counterpart to this Agreement in the form attached hereto as Exhibit A and agree to be bound with respect to this Agreement with respect to such shares to the same extent such shares would be subject to this Agreement had they been acquired or held by a Stockholder. Each such Affiliate shall be considered a “Stockholder” for all purposes under this Agreement.

Section 4.05. Publicity. Each Stockholder and Elliott hereby authorizes Uniti to publish and disclose in any announcement or disclosure in connection with the Transactions, including in any press release, the Form S-4, the Proxy Statement or any other filing with any Governmental Authority made in connection with the Merger and the other Transactions, each Stockholder’s and Elliott’s identity and ownership of the Shares, as applicable, and the nature of each Stockholder’s and Elliott’s obligations under this Agreement; provided that, prior to any such announcement or disclosure, as well as any other disclosure that references the Stockholders or Elliott (individually or as a group), Uniti shall use reasonable best efforts to provide each Stockholder and Elliott, as applicable, with the opportunity to review and comment on any references to such Stockholder or Elliott, as applicable, in such announcement or disclosure and consider such comments in good faith.

Article 5
Miscellaneous

Section 5.01. Further Assurances. Subject to the terms and conditions of this Agreement, Uniti, Elliott and Stockholder will each use their reasonable best efforts to execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under, and in accordance with, applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.02. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such Shares may be changed or exchanged or which are received in such transaction.

Section 5.03. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes Uniti or its counsel to notify Uniti’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by Uniti following the Expiration Time.

Section 5.04. Expenses. Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 5.05. Specific Performance. (a) Elliott and Stockholder acknowledge and agree that (i) Uniti would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and therefore, notwithstanding anything to the contrary set forth in this Agreement, Elliott and Stockholder hereby agree that Uniti shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and/or specific performance by Elliott or Stockholder, and Elliott and Stockholder hereby agree to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other parties have an adequate remedy at law, and hereby agree to waive any requirement to post any bond in connection with obtaining such relief, and (ii) the equitable remedies described in this Article 5 shall be in addition to, and not in lieu of, any other remedies at law or in equity that Uniti may elect to pursue.

(b)       Notwithstanding anything to the contrary contained in this Agreement, in no event shall Elliott, Stockholder or any other Person have any right whatsoever to cause Uniti or any of its Affiliates to consummate the Closing, and in no event shall any other party hereto or any other Person be entitled to seek or obtain any injunction or injunctions to compel Uniti or any of its Affiliates to consummate the Closing, except for the rights of the members of the Windstream Group party to the Merger Agreement to seek specific performance pursuant to the express terms of Section 12.12 (Specific Performance) of the Merger Agreement (but subject to the limitations set forth therein).

Section 5.06. Governing Law. This Agreement and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Each party expressly agrees and acknowledges that the State of Delaware has a reasonable relationship to the parties and/or this Agreement.

Section 5.07. Jurisdiction; Waiver of Jury Trial. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement, the Transaction Agreements or the Transactions contemplated thereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought and determined exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in any manner permitted by the laws of the State of Delaware shall be deemed effective service of process on such party. Each Stockholder, Elliott and Uniti hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement, the Merger Agreement or the Transactions contemplated thereby.

Section 5.08. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall automatically terminate and be of no further force or effect upon the Expiration Time.

Section 5.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.10. Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the 1934 Act, and all rights, ownership and benefits or and relating to the Shares shall remain vested in and belong to Stockholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

Section 5.11. Successors and Assigns. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto (except that Uniti may assign its rights and obligations under this Agreement in whole or in part to one or more of its controlled Affiliates). Elliott agrees to be responsible for compliance with this Agreement by any controlled Affiliate of Elliott that becomes bound by this

Agreement in accordance with Section 4.04, and any breach of this Agreement by any such controlled Affiliates shall be deemed a breach by Elliott.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

UNITI GROUP INC.

By:	/s/ Daniel Heard
	Name:	Daniel Heard
	Title:	EVP, General Counsel & Secretary

[Signature Page to Voting Agreement]

ELLIOTT INVESTMENT MANAGEMENT L.P.

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT ASSOCIATES, L.P.
By: Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL, L.P.
By: Elliot Investment Management L.P., as attorney-infact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

DEVONIAN II ICAV, acting solely for and on behalf of its sub-fund DEVONIAN II – SUB-FUND I

By:	/s/ Jeffrey Yurkovic
Name: Jeffrey Yurkovic
Title: Director

Stockholder	Shares Owned
Elliott Associates, L.P.	3,137,498
Devonian II – Sub-Fund I	6,983,464
Elliott International, L.P.	0
Elliott Investment Management L.P.	0

[Signature Page to Voting Agreement]